Exhibit 99.1

Report of Independent Registered Public Accounting Firm

We have reviewed the accompanying condensed consolidated balance sheet of CHF Solutions, Inc. and subsidiaries as of June 30, 2017 and the condensed consolidated statements of operations and comprehensive loss for the three-month and six-month periods ended June 30, 2017 and the condensed consolidated statement of cash flows for the six-month period ended June 30, 2017. These interim condensed consolidated financial statements are the responsibility of the company’s management.

We conducted our review in accordance with the standards of the Public Company Accounting Oversight Board (United States). A review of interim financial information consists principally of applying analytical procedures and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with the standards of the Public Company Accounting Oversight Board, the objective of which is the expression of an opinion regarding the consolidated financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the accompanying interim condensed consolidated financial statements for them to be in conformity with accounting principles generally accepted in the United States of America.

/s/ Baker Tilly Virchow Krause, LLP
Minneapolis, Minnesota
August 10, 2017